Exhibit 10.1

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is made and entered into this 25th day of June, 2009, by and among Habersham Bancorp, a Georgia corporation (the “Company”), and Fieldale Farms Corporation, a Georgia corporation (“Fieldale”).

WHEREAS, on December 31, 2008, Fieldale purchased from the Company 3,000 shares of Series A Non-Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) pursuant to a subscription agreement dated December 24, 2008 (the “Series A Subscription Agreement”); and

WHEREAS, the parties have determined that it is in their respective best interests, and the best interests of their respective shareholders, to cancel the Series A Subscription Agreement and their respective rights and obligations thereunder and for Fieldale to exchange all of its Series A Preferred Stock for an equal number of newly issued shares of Series B Convertible Redeemable Preferred Stock, no par value per share (the “Series B Preferred Stock”), for no additional consideration.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.             Cancellation of Series A Subscription Agreement.  The parties hereby acknowledge and agree that Fieldale has completed the purchase of 3,000 shares of Series A Preferred Stock for an aggregate cash purchase price of $3.0 million and that on the Effective Date (as defined in Section 3) and contemporaneously with the exchange described in Section 2 below, the Series A Subscription Agreement, together with all rights and further obligations of the parties thereunder, shall be cancelled and of no further effect.

2.             Exchange of Series A Preferred Stock for Series B Preferred Stock; Issuance and Sale of Shares.  On the Effective Date and contemporaneously with the cancellation of the Series A Subscription Agreement described in Section 1 above, each share of Series A Preferred Stock held by Fieldale shall be cancelled and exchanged for one share of Series B Preferred Stock to be issued to Fieldale by the Company pursuant to the provisions of this Agreement.

3.             Effective Date.  The transactions contemplated by this Agreement shall be effective on the date on which an amendment to the Company’s articles of incorporation setting forth the relative rights, preferences and other terms of the Series B Preferred Stock (the “Charter Amendment”) is duly filed by the Company with the Office of the Secretary of State of Georgia (the “Effective Date”).

4.             Representations and Warranties of Fieldale.  Fieldale hereby represents and warrants to the Company that:

(a)            Corporate Organization and Good Standing.  Fieldale is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business, and to enter into and perform its obligations under this Agreement.

(b)           Authorization.  Fieldale has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by Fieldale, and the consummation by Fieldale of the transactions contemplated hereby, have been duly authorized, and no further corporate action or proceeding is necessary for the execution, delivery and performance of this Agreement by Fieldale and the consummation of the transactions contemplated hereby.

(c)            Binding Agreement.  This Agreement has been duly and validly executed by Fieldale and is the legal, valid and binding obligation of Fieldale, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights generally.

(d)           Ownership of Series A Preferred Stock.  Fieldale is the lawful owner, of record and beneficially, of 3,000 shares of Series A Preferred Stock and has good title to such shares, free and clear of any and all security interests, mortgages, liens, pledges, charges, restrictions, options, rights of first refusal, claims, demands, and other encumbrances.  Such shares represent all of the shares of Series A Preferred Stock owned by Fieldale.

(e)            Investment.  Fieldale represents and warrants to the Company that:

(i)            The shares of Series B Preferred Stock to be acquired by Fieldale pursuant to this Agreement are being acquired for Fieldale’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the “1933 Act”), or any applicable state securities laws, and the shares of Series B Preferred Stock will not be disposed of by Fieldale in contravention of the 1933 Act or any applicable state securities laws.

(ii)            Fieldale is an “accredited investor” as defined in Rule 501(a) under the 1933 Act.

(iii)           Fieldale has had an opportunity to ask questions and receive answers concerning the Company and the Series B Preferred Stock and has had full access to such other information concerning the Company and the Series B Preferred Stock as it has requested.  Fieldale has also reviewed, or has had an opportunity to review, such documents and information relating to the Company and its business as Fieldale deems material to a decision to invest in securities of the Company.

(iv)           Fieldale understands that it must bear the economic risk of its acquisition of the Series B Preferred Stock for an indefinite period of time because (A) its acquisition of shares of Series B Preferred Stock has not been registered under the 1933 Act and applicable state securities laws; (B) the shares of Series B Preferred Stock may therefore not be sold, transferred, pledged, or otherwise disposed of unless subsequently so registered or, in the opinion (reasonably satisfactory to the Company) of counsel (reasonably satisfactory to the Company) that registration under the 1933 Act or any applicable state securities laws is not required; (C) the Company neither has an obligation to register a resale of the shares of Series B Preferred Stock, nor has it agreed to do so nor has it contemplated doing so in the future; and (D) the Company is under no obligation to perfect any exemption for resale of the shares of Series B Preferred Stock.

(v)            Fieldale understands that the certificates evidencing the shares of Series B Preferred Stock will bear a restrictive legend prohibiting the transfer thereof except in compliance with the applicable state and federal securities laws and may not be transferred of record except in compliance therewith.

(vi)           Fieldale has adequate means of providing for its current financial needs and has no need for liquidity in the shares of Series B Preferred Stock.  Fieldale is able to bear the economic risks inherent in its investment in the Series B Preferred Stock.  Fieldale further acknowledges that an important consideration bearing on its ability to bear the economic risk of its acquisition of the Series B Preferred Stock is whether Fieldale can afford a complete loss of such investment in the Company, and that it has concluded that it can afford a complete loss of such investment in the Company.

(vii)          Fieldale has discussed with and relied upon the advice of its independent legal counsel and tax advisors with regard to the meaning and legal consequences of its representations and warranties contained herein and the considerations involved in making an investment in the Company, and Fieldale understands that the Company is relying on the information set forth herein.

6.           Representations and Warranties of the Company.  The Company represents and warrants to Fieldale that:

(a)            Corporate Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business, and to enter into and perform its obligations under this Agreement.

(b)           Authorization.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized, and no further corporate action or proceeding is necessary for the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.

(c)           Binding Agreement.  This Agreement has been duly and validly executed by the Company and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally.

(d)           Capitalization.  The authorized capital stock of the Company, prior to the Charter Amendment, consists of 10,000,000 shares of common stock, $1.00 par value per share (the “Common Stock”) and 10,000,000 shares of preferred stock, no par value per share (the “Company Preferred Stock”).  As of the close of business on June 22, 2009, there were approximately 2,818,593 shares of Common Stock outstanding and 3,000 shares of Company Preferred Stock outstanding.  The Company has reserved 641,250 shares of Common Stock, all of which are available for issuance, pursuant to its stock option plans.  Except as set forth above, and except for the Series A Subscription Agreement and Stock Purchase Agreements of even date herewith  between the Company and each of Thomas A. Arrendale, III and A&H Real Estate Company, LLC relating to their purchase of shares of Series B Preferred Stock, there are no options, warrants or other rights (including conversion, pre-emptive or other rights) or agreements outstanding to purchase any of the Company’s authorized and unissued capital stock.  All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  All the outstanding shares of capital stock or other ownership interests of each subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and all outstanding shares of capital stock or other ownership interests of the subsidiaries of the Company are owned by the Company either directly or through wholly owned subsidiaries free and clear of any perfected security interest or any other security interests, claims, mortgages, pledges, liens, encumbrances or other restrictions of any kind.

(e)            Validity of Capital Stock.  The shares of Series B Preferred Stock to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action and, when issued and sold against receipt of the consideration therefor as provided in this Agreement, such shares of Series B Preferred Stock will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other shareholder of the Company.  The shares of Common Stock issuable upon the conversion of the Series B Preferred Stock will have been duly authorized by all necessary corporate action and when so issued upon such conversion will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other shareholder of the Company..

(f)            Governmental Consents. Other than (i) the filing of the Charter Amendment and (ii) pursuant to the federal securities laws, the securities or blue sky laws of the various states, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any court, administrative agency or commission or other governmental authority, whether federal, state, local or foreign, and any applicable industry self-regulatory agency (each, a “Governmental Entity”), nor expiration or termination of any statutory waiting periods, is necessary for the consummation by the Company of the transactions contemplated by this Agreement (each, a “Governmental Consent”).

(g)           SEC Reports.  The Company’s Annual Report on Form 10-K for the year ended December 31, 2008, the Company’s Quarterly Reports on Form 10-Q that have been filed for all quarters ended since December 31, 2008, if any, the definitive proxy statement for the Company’s 2009 annual meeting of shareholders, and any Current Reports on Form 8-K filed since December 31, 2008 (as such documents have since the time of their filing been amended or supplemented) together with all reports, documents and information hereafter filed with the SEC, including all information incorporated therein by reference (collectively, the “SEC Reports”) (i) complied and will comply as to form in all material respects with the requirements of the Securities Act and Securities Exchange Act of 1934, as amended, and (ii) did not contain and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto), if any, included in the SEC Reports complied and will comply as to form in all material respects with the SEC’s rules and regulations with respect thereto), were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments not material and to the absence of footnotes) the financial position and shareholders’ equity of the Company as of the respective dates thereof and the consolidated earnings and cash flows for the respective periods then ended.

(h)           No Integration.  Neither the Company nor, to the Company’s knowledge, its “affiliates” (as defined in Rule 501(b) under the 1933 Act) has, directly or through any agent, during the six month period ending on the date of this Agreement, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) in a manner that would cause the exchange, issuance and sale of the shares of Series B Preferred Stock to fail to be entitled to the exemption afforded by Rule 506 of Regulation D, or otherwise under Section 4(2) of the 1933 Act.

(i)            No Public Offering.

(i)            The Company has conducted and will continue to conduct the exchange, issuance and sale of shares contemplated by this Agreement in compliance with the requirements of Regulation D, and the Company will file all appropriate notices with the Securities and Exchange Commission.

(ii)            Neither the Company nor, to the Company’s knowledge, its affiliates has engaged, in connection with the exchange, issuance and sale of shares contemplated by this Agreement, (a) in any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D, (b) in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act, or (c) in any action that would violate applicable state securities, or “blue sky,” laws.

(j)            Litigation and Other Proceedings.  There is no pending or, to the knowledge of the Company, threatened, claim, action, suit, investigation or proceeding, against the Company or any of its subsidiaries or to which any of their assets are subject, nor is the Company or any of its subsidiaries subject to any order, judgment or decree, in each case except as would not reasonably be expected to have a material adverse effect.  Except as would not reasonably be expected to have a material adverse effect, and except as disclosed in a letter from the Company to Fieldale of even date herewith, there is no unresolved violation, criticism or exception by any Governmental Entity with respect to any report or relating to any examinations or inspections of the Company or any of its subsidiaries.

(k)            Compliance with Laws; Insurance.

(i)            The Company and each of its subsidiaries have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company or such subsidiaries.  Except as disclosed in a letter from the Company to Fieldale of even date herewith, the Company and each of its subsidiaries has complied in all material respects and is not in default or violation in any respect of, and none of them is, to the knowledge of the Company, under investigation with respect to or, to the knowledge of the Company, has been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity, other than such noncompliance, defaults or violations that would not reasonably be expected to have a material adverse effect.  Except for statutory or regulatory restrictions of general application, no Governmental Entity has placed any material restriction on the business or properties of the Company or any Company subsidiary.

(ii)           The Company and each of its subsidiaries are presently insured, and during each of the past five calendar years (or during such lesser period of time as the Company has owned such Company subsidiary) have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

(l)            Anti-Takeover Provisions Not Applicable.  No action by the Company, its board of directors or shareholders is necessary to ensure that the transactions contemplated by this Agreement and any of the transactions contemplated hereby will be deemed to be exceptions to the anti-takeover  provisions of the Georgia Business Corporation Act, including Parts 2 and 3 of Article II, Title 14 thereunder, and no other similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law applies or will apply to this Agreement or to any of the transactions contemplated hereby.

(m)           Brokers and Finders.  Except for the financial advisory services rendered by the Carson Medlin Company, neither the Company nor any of its subsidiaries nor any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any of its subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

7.           Covenants.

(a)           Reasonable Best Efforts.  Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done and to assist and cooperate with the other party hereto in doing all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including but not limited to: (i) the obtaining of any applicable Governmental Consents, and consents, waivers and approvals of any third parties (including Governmental Entities); (ii) the defending of any claim, action, suit, investigation or proceeding, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (iii) the execution and delivery of such instruments, and the taking of such other actions as the other parties hereto may reasonably request in order to carry out the intent of this Agreement.  Notwithstanding the foregoing, neither the Company nor Fieldale shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver or approval other than any payment to a Governmental Entity necessary for the actions described in clause (i) above.

(b)           Reservation for Issuance.  The Company will at all times reserve that number of shares of Common Stock sufficient for issuance upon conversion of Series B Preferred Stock owned by Fieldale without regard to any limitation on such conversion.

(c)           Confidentiality.  Except as may be required by law or regulatory authority, the Company and Fieldale each agrees to keep the terms of this Agreement, any discussions or negotiations concerning the terms of this Agreement, the transactions contemplated hereby and any materials or information provided to any party in connection herewith, strictly confidential and agrees not to disclose such information to any third party other than its attorneys and such advisors as are reasonably necessary in connection with the completion of the transactions contemplated hereby; provided, however, that such attorneys and other advisors similarly agree to maintain such information in strict confidence.  Notwithstanding the foregoing, this Agreement may be filed with the SEC in accordance with applicable SEC regulations and may be provided by the Company and Fieldale to their respective regulatory agencies on a confidential basis.

8.           Miscellaneous.

(a)            Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, understandings, agreements, arrangements and understandings, both oral and written, among the parties hereto with respect to such subject matter.

(b)           Amendment and Termination.  This Agreement may not be terminated, amended or modified in any respect, except by the mutual written agreement of the parties hereto.

(c)           No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, corporation, partnership, association or other entity, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

(d)           Counterparts.  This Agreement may be executed in any number of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument

(e)           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.  None of the parties hereto shall assign any of its, his or her rights or obligations hereunder except with the express written consent of the other parties hereto.

(f)            Applicable Law.  This Agreement shall be governed by, and shall be construed, interpreted and enforced in accordance with, the internal laws of the State of Georgia.

(g)           Further Assurances.  Each of the parties hereto covenants and agrees to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, any and all such further acts, instruments, papers and documents as may be necessary or reasonably requested by any other party to carry out and effectuate the intent and purposes of this Agreement.

SIGNATURES APPEAR ON FOLLOWING PAGE

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on the day and year first written above.

COMPANY:

HABERSHAM BANCORP

By:	/s/ David D. Stovall
David D. Stovall
President and Chief
Executive Officer

FIELDALE:

FIELDALE FARMS CORPORATION

By:	/s/ Tom Hensley
Name:	Tom Hensley
Title:	President